Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Monday, April 13, 2015

COMMERCE BANCSHARES, INC. ANNOUNCES FIRST
QUARTER EARNINGS PER COMMON SHARE OF $.61

Commerce Bancshares, Inc. announced earnings of $.61 per common share for the three months ended March 31, 2015 compared to $.62 per share in the prior quarter and $.64 per share in the first quarter of 2014. Net income attributable to Commerce Bancshares, Inc. for the first quarter amounted to $61.1 million, compared to $62.7 million in the prior quarter and $64.3 million in the same quarter last year. For the quarter, the return on average assets was 1.05%, the return on average common equity was 10.7% and the efficiency ratio was 64.6%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “Average loans grew by $142 million, or 5% annualized, this quarter compared to the previous quarter, with most of this growth occurring in business and automobile lending. Average deposits also grew by $279 million, an annualized increase of 6.0%. This quarter our net interest margin was relatively stable, exclusive of the decline in earnings on our inflation-protected securities. Fee income was up 4% over the previous year as trust fee income grew 11% while brokerage and swap fees also experienced solid growth. Our new mortgage banking initiative, which began this quarter, also generated good growth in new fees. Non-interest expense decreased $6.3 million from the previous quarter and was up 1% compared with the prior year.”

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $7.4 million, compared to $9.7 million in both the previous quarter and the first quarter of 2014. The decrease in net loan charge-offs compared to the previous quarter was mainly due to lower consumer net loan losses of $814 thousand, lower commercial loan charge-offs and an increase in recoveries of $512 thousand on construction loans. During the current quarter, the provision for loan losses totaled $4.4 million, or $3.0 million less than net loan charge-offs. The allowance for loan losses amounted to $153.5 million at March 31, 2015, or 1.31% of period end loans, and was 4.3 times non-performing loans. Total non-performing assets decreased $5.5 million from the previous quarter to $40.8 million this quarter.”

Total assets at March 31, 2015 were $24.0 billion, total loans were $11.7 billion, and total deposits were $19.6 billion. During the quarter, the Company paid a common cash dividend of $.225 per share, representing a 5% increase over the rate paid in 2014 and also paid a 6% cash dividend on its preferred stock, issued in 2014.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	12/31/2014	3/31/2015	3/31/2014
Non-Accrual Loans	$40,775	$35,818	$47,573
Foreclosed Real Estate	$5,476	$4,967	$6,871
Total Non-Performing Assets	$46,251	$40,785	$54,444
Non-Performing Assets to Loans	.40%	.35%	.49%
Non-Performing Assets to Total Assets	.19%	.17%	.24%
Loans 90 Days & Over Past Due — Still Accruing	$13,658	$12,181	$12,487

This financial news release, including management's discussion of first quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited)	December 31, 2014	March 31, 2015	March 31, 2014
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$151,929	$146,138	$153,066
Taxable equivalent net interest income	159,151	153,348	159,761
Non-interest income	112,302	106,426	102,627
Investment securities gains, net	3,650	6,035	10,037
Provision for loan losses	4,664	4,420	9,660
Non-interest expense	169,987	163,697	161,962
Net income attributable to Commerce Bancshares, Inc.	62,725	61,055	64,313
Net income available to common shareholders	60,475	58,805	64,313
Earnings per common share:
Net income — basic	$.62	$.61	$.64
Net income — diluted	$.62	$.61	$.64
Cash dividends	$.214	$.225	$.214
Cash dividends on common stock	20,666	21,752	21,590
Cash dividends on preferred stock	2,250	2,250	—
Diluted wtd. average shares o/s	95,525	95,588	99,953
RATIOS
Average loans to deposits (1)	59.84%	59.71%	59.35%
Return on total average assets	1.08%	1.05%	1.16%
Return on average common equity (2)	10.98%	10.69%	11.56%
Non-interest income to revenue (3)	42.50%	42.14%	40.14%
Efficiency ratio (4)	64.15%	64.63%	63.13%
NET LOAN CHARGE-OFFS (RECOVERIES)
Net total loan charge-offs (recoveries)	9,664	7,420	9,660
Business	335	159	(106)
Real estate — construction and land	(129)	(946)	55
Real estate — business	88	(249)	426
Consumer credit card	6,086	6,352	6,447
Consumer	2,557	1,743	2,505
Revolving home equity	128	40	113
Real estate — personal	192	99	6
Overdraft	407	222	214
AT PERIOD END
Book value per common share	$22.73	$23.42	$22.62
Market value per common share	$43.49	$42.32	$44.21
Allowance for loan losses as a percentage of loans	1.36%	1.31%	1.44%
Tier I leverage ratio (5)	9.36%	9.31%	9.41%
Tangible common equity to assets ratio (6)	8.55%	8.83%	9.37%
Common shares outstanding	96,327,459	96,541,799	100,508,788
Number of bank/ATM locations	353	353	356
Full-time equivalent employees	4,744	4,769	4,745
OTHER QTD INFORMATION
High market value per common share	$44.30	$43.95	$45.06
Low market value per common share	$38.10	$39.53	$39.68

(1)	Includes loans held for sale.

(2)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	The March 31, 2015 Tier I leverage ratio was prepared under Basel III capital requirements, which were effective January 1, 2015. Prior year ratios were prepared under Basel I requirements.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	December 31, 2014	March 31, 2015	March 31, 2014
Interest income	$158,916	$152,982	$159,998
Interest expense	6,987	6,844	6,932
Net interest income	151,929	146,138	153,066
Provision for loan losses	4,664	4,420	9,660
Net interest income after provision for loan losses	147,265	141,718	143,406
NON-INTEREST INCOME
Bank card transaction fees	44,843	42,299	41,717
Trust fees	29,260	29,586	26,573
Deposit account charges and other fees	20,220	18,499	18,590
Capital market fees	2,768	3,002	3,870
Consumer brokerage services	3,189	3,188	2,747
Loan fees and sales	1,321	2,089	1,209
Other	10,701	7,763	7,921
Total non-interest income	112,302	106,426	102,627
INVESTMENT SECURITIES GAINS (LOSSES), NET
Change in fair value of other-than-temporarily impaired securities	(473)	(227)	(63)
Portion recognized in other comprehensive income	456	210	(283)
Net impairment losses recognized in earnings	(17)	(17)	(346)
Realized gains on sales and fair value adjustments	3,667	6,052	10,383
Investment securities gains, net	3,650	6,035	10,037
NON-INTEREST EXPENSE
Salaries and employee benefits	99,526	98,074	94,263
Net occupancy	11,473	11,561	11,616
Equipment	4,753	4,703	4,504
Supplies and communication	5,945	5,581	5,699
Data processing and software	20,347	19,506	19,087
Marketing	3,972	3,918	3,681
Deposit insurance	2,937	3,001	2,894
Other	21,034	17,353	20,218
Total non-interest expense	169,987	163,697	161,962
Income before income taxes	93,230	90,482	94,108
Less income taxes	29,488	28,468	29,987
Net income	63,742	62,014	64,121
Less non-controlling interest expense (income)	1,017	959	(192)
Net income attributable to Commerce Bancshares, Inc.	62,725	61,055	64,313
Less preferred stock dividends	2,250	2,250	—
Net income available to common shareholders	$60,475	$58,805	$64,313
Net income per common share — basic	$.62	$.61	$.64
Net income per common share — diluted	$.62	$.61	$.64

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	December 31, 2014	March 31, 2015	March 31, 2014
ASSETS
Loans	$11,469,238	$11,721,960	$11,194,458
Allowance for loan losses	(156,532)	(153,532)	(161,532)
Net loans	11,312,706	11,568,428	11,032,926
Loans held for sale	—	2,770	—
Investment securities:
Available for sale	9,523,560	9,917,242	9,115,116
Trading	15,357	15,501	15,740
Non-marketable	106,875	110,560	126,119
Total investment securities	9,645,792	10,043,303	9,256,975
Federal funds sold and short-term securities purchased under agreements to resell	32,485	12,450	19,525
Long-term securities purchased under agreements to resell	1,050,000	1,050,000	950,000
Interest earning deposits with banks	600,744	123,712	198,417
Cash and due from banks	467,488	416,109	530,244
Land, buildings and equipment — net	357,871	356,309	344,790
Goodwill	138,921	138,921	138,921
Other intangible assets — net	7,450	7,143	8,811
Other assets	380,823	330,338	328,931
Total assets	$23,994,280	$24,049,483	$22,809,540
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,811,959	$6,785,221	$6,524,505
Savings, interest checking and money market	10,541,601	10,656,139	10,328,912
Time open and C.D.’s of less than $100,000	878,433	853,842	967,272
Time open and C.D.’s of $100,000 and over	1,243,785	1,281,297	1,389,065
Total deposits	19,475,778	19,576,499	19,209,754
Federal funds purchased and securities sold under agreements to repurchase	1,862,518	1,610,463	927,152
Other borrowings	104,058	103,854	105,114
Other liabilities	217,680	353,260	294,009
Total liabilities	21,660,034	21,644,076	20,536,029
Stockholders’ equity:
Preferred stock	144,784	144,784	—
Common stock	484,155	484,155	481,224
Capital surplus	1,229,075	1,223,125	1,273,290
Retained earnings	426,648	463,701	492,559
Treasury stock	(16,562)	(6,868)	(17,193)
Accumulated other comprehensive income	62,093	91,717	40,499
Total stockholders’ equity	2,330,193	2,400,614	2,270,379
Non-controlling interest	4,053	4,793	3,132
Total equity	2,334,246	2,405,407	2,273,511
Total liabilities and equity	$23,994,280	$24,049,483	$22,809,540

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	December 31, 2014			March 31, 2015			March 31, 2014
	Average Balance	Avg. Rates Earned/Paid		Average Balance	Avg. Rates Earned/Paid		Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,927,207	2.75%		$4,031,904	2.82%		$3,843,377	2.90%
Real estate — construction and land	401,283	3.80		414,908	3.81		419,628	3.77
Real estate — business	2,302,173	3.77		2,281,777	3.73		2,323,208	3.90
Real estate — personal	1,867,588	3.76		1,877,580	3.83		1,778,573	3.86
Consumer	1,685,123	4.14		1,731,146	4.05		1,533,485	4.41
Revolving home equity	434,572	3.65		430,525	3.63		423,656	3.82
Consumer credit card	758,708	11.43		748,831	11.62		757,423	11.43
Overdrafts	5,055	—		5,612	—		5,429	—
Total loans (B)	11,381,709	3.98		11,522,283	3.99		11,084,779	4.12
Loans held for sale	—	—		1,851	4.65		—	—
Investment securities:
U.S. government and federal agency obligations	498,909	(.25)	(C)	455,633	(5.32)	(C)	497,333	1.71
Government-sponsored enterprise obligations	850,572	1.70		1,057,666	1.90		774,749	1.66
State and municipal obligations (A)	1,800,550	3.83		1,759,511	3.55		1,605,752	3.69
Mortgage-backed securities	2,873,420	2.60		2,938,575	2.62		3,019,157	2.80
Asset-backed securities	2,818,129.86			3,140,086.88			2,854,201.89
Other marketable securities (A)	150,930	3.09		160,634	2.50		153,068	2.50
Total available for sale securities (B)	8,992,510	2.06		9,512,105	1.76		8,904,260	2.18
Trading securities (A)	15,874	2.12		16,719	2.74		19,183	2.28
Non-marketable securities (A)	102,006	8.24		107,511	8.94		109,932	6.42
Total investment securities	9,110,390	2.13		9,636,335	1.84		9,033,375	2.24
Federal funds sold and short-term securities purchased under agreements to resell	41,808.20			12,092.30			24,464.43
Long-term securities purchased under agreements to resell	948,371	1.13		1,049,998	1.18		1,102,222	1.53
Interest earning deposits with banks	465,339.25			288,589.25			161,117.25
Total interest earning assets	21,947,617	3.00		22,511,148	2.89		21,405,957	3.16
Non-interest earning assets (B)	1,114,966			1,141,253			1,039,777
Total assets	$23,062,583			$23,652,401			$22,445,734
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$672,591.13			$701,987.12			$649,292.12
Interest checking and money market	9,593,936.13			9,828,203.13			9,473,680.13
Time open & C.D.’s of less than $100,000	889,944.42			868,179.41			975,640.47
Time open & C.D.’s of $100,000 and over	1,272,793.45			1,280,110.45			1,339,808.44
Total interest bearing deposits	12,429,264.19			12,678,479.18			12,438,420.19
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,320,726.08			1,558,118.10			1,209,180.07
Other borrowings	104,219	3.34		103,999	3.43		105,187	3.28
Total borrowings	1,424,945.32			1,662,117.30			1,314,367.33
Total interest bearing liabilities	13,854,209.20%			14,340,596.19%			13,752,787.20%
Non-interest bearing deposits	6,591,462			6,621,110			6,237,479
Other liabilities	287,469			314,163			198,383
Equity	2,329,443			2,376,532			2,257,085
Total liabilities and equity	$23,062,583			$23,652,401			$22,445,734
Net interest income (T/E)	$159,151			$153,348			$159,761
Net yield on interest earning assets		2.88%			2.76%			3.03%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.
(C) Includes losses of $1.7 million and $7.0 million in inflation interest on U.S. Treasury inflation-protected securities in the fourth quarter of 2014 and first quarter of 2015, respectively.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2015

For the quarter ended March 31, 2015, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $61.1 million, compared to $62.7 million in the previous quarter and $64.3 million in the same quarter last year. The decrease in net income from the previous quarter resulted mainly from lower net interest income and non-interest income of $5.8 million and $5.9 million, respectively. This revenue decline was offset by a decrease in non-interest expense of $6.3 million, gains on private equity investments of $3.5 million, and other securities gains of $2.5 million. The decline in net interest income from the previous quarter resulted mainly from a decrease in inflation income of $5.3 million on the Company’s inflation-protected securities. For the current quarter, the return on total average assets was 1.05%, the return on average common equity was 10.69%, and the efficiency ratio was 64.6%.

Balance Sheet Review
During the 1st quarter of 2015, average loans increased $142.4 million, or 5.0% annualized, compared to the previous quarter and increased $439.4 million, or 4.0%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted from growth in commercial and industrial (up $76.1 million), tax-exempt (up $27.7 million), lease (up $13.0 million), and auto and other consumer loans (up $55.0 million). Average personal real estate loans grew $10.0 million this quarter, however, the Company began selling longer-term fixed rate loans this quarter, which totaled $15.1 million. Demand for auto and other consumer-related loans continued to be good as average loan balances have grown 25% over the last twelve months. The balance of marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $12.1 million on average.

Total available for sale investment securities, at fair value, averaged $9.7 billion this quarter, representing an increase of $540.1 million compared to the previous quarter. The increase in securities during the quarter was funded mainly by cash at the Federal Reserve and growth in deposits and repurchase agreements. Purchases of new securities totaled $1.2 billion in the 1st quarter of 2015 and were offset by sales, maturities and pay downs of $791.5 million. At March 31, 2015, the duration of the investment portfolio was 2.47 years, and maturities and pay downs of approximately $2.0 billion are expected to occur during the next 12 months.

Total average deposits increased $278.9 million during the 1st quarter of 2015 compared to the previous quarter. The increase in average deposits resulted mainly from an increase in money market (increase of $280.4 million) and personal demand accounts (increase of $75.8 million). Compared to the previous quarter, total average consumer and private banking deposits increased $166.4 million and $163.5 million, respectively, while commercial deposits declined on average by $65.7 million. The average loans to deposits ratio in the current quarter was 59.7%, compared to 59.8% in the previous quarter.

During the current quarter, the Company’s average borrowings totaled $1.7 billion, an increase of $237.2 million over the previous quarter, due to higher federal funds purchased and repurchase agreements.

Net Interest Income
Net interest income (tax equivalent) in the 1st quarter of 2015 amounted to $153.3 million compared with $159.2 million in the previous quarter, or a decrease of $5.8 million. Net interest income (tax equivalent) for the current quarter also declined by $6.4 million compared to the 1st quarter of last year. During the 1st quarter of 2015, the net yield on earning assets (tax equivalent) was 2.76%, compared with 2.88% in the previous quarter and 3.03% in the same period last year.

The decrease in net interest income (tax equivalent) in the 1st quarter of 2015 compared to the previous quarter was due mainly to a decline in the number of days in the quarter and a decline in inflation income of $5.3 million on inflation-protected securities as a result of a decline in the Consumer Price Index published this quarter. Excluding the effects of the lower inflation income, the net yield on earning assets would have been 2.86%. During the quarter, adjustments to premium amortization expense due to changes in prepayment speeds on various mortgage-backed securities were not significant.

Compared to the previous quarter, interest (tax-equivalent) on loans decreased $846 thousand, mainly due to lower balances and rates earned on business real estate loans, lower balances on consumer credit card loans, and lower rates earned on consumer loans. Overall, however, the average yield on the loan portfolio increased 1 basis point this quarter to 3.99%. Total interest income (tax-equivalent) on investment securities declined $5.3 million and was mostly the result of a decline in inflation income on inflation-protected securities noted above. Excluding the effects of lower inflation income, the average rate earned on the investment securities portfolio would have amounted to 2.06% compared to 2.13% in the previous quarter.

Interest expense on deposits declined slightly again this quarter compared with the previous quarter as deposit rates remained steady, amounting to .18% in the current quarter and .19% in the prior quarter. Other borrowing costs increased slightly.

Non-Interest Income
In the 1st quarter of 2015, total non-interest income amounted to $106.4 million, an increase of $3.8 million, or 3.7%, compared to the same period last year. Also, current quarter non-interest income declined $5.9 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust fees, which increased 11.3%, as well as higher corporate card, brokerage, interest rate swap, and mortgage banking fee income.

Total bank card fees in the current quarter increased $582 thousand, or 1.4%, over the same period last year. This growth was mainly the result of higher corporate and debit card interchange fees which grew 3.6% and 3.0%, respectively, offset by lower merchant fees. Trust fees for the current quarter increased $3.0 million, or 11.3%, compared to the same period last year, resulting mainly from solid growth in both private client and institutional trust fees. Fees from sales of interest rate swaps totaled $1.2 million this quarter, an increase of $738 thousand compared to the same period last year

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2015

as customer demand for this product grew this quarter. Mortgage banking revenue increased $932 thousand this quarter mainly from sales of newly originated residential mortgages, as the Company began a new program of selling longer-term fixed rate mortgages.

In the current quarter, deposit account fees were virtually flat with the same period last year. Overdraft fees declined $591 thousand, or 8.8%, but commercial cash management fees and other retail deposit fees grew a combined total of $518 thousand, or 4.4%, mostly offsetting this decline. Consumer brokerage fees grew by 16.1% to $3.2 million this quarter compared to the same quarter last year on higher advisory and annuity fees, while capital market fees declined $868 thousand on continued lower sales volumes. This quarter, other non-interest income included the write-down of $1.6 million on two bank properties, which are now up for sale or being re-developed. Non-interest income comprised 42.1% of the Company’s total revenues this year.

Investment Securities Gains and Losses
The Company recorded net securities gains of $6.0 million this quarter compared with net gains of $3.7 million last quarter and $10.0 million in the 1st quarter of last year. This quarter, net securities gains were comprised of realized and unrealized gains of $3.5 million on the Company’s private equity portfolio, coupled with gains of $2.5 million on the sale of other securities with a net book value of $182.5 million, most of which were municipal securities. These securities were sold as part of a plan to extend the duration of the securities portfolio and improve net interest margins. Credit-related impairment losses on non-agency guaranteed mortgage-backed securities were minimal this quarter.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $163.7 million, an increase of $1.7 million, or 1.1%, over the same period last year, and less than the previous quarter’s total by $6.3 million. The increase over the same period in the previous year was mainly due to higher salaries and benefits expense of $3.8 million, but offset by lower costs for foreclosed property, supplies and communications, occupancy, credit card rewards expense, and legal and loan collection fees.

Compared to the 1st quarter of last year, salaries expense grew $4.1 million, or 5.3%, mainly due to higher full-time salaries, incentives and stock-based compensation. Benefit costs declined $299 thousand mostly due to lower medical costs but higher pension and 401(k) plan expense. Growth in salaries expense resulted partly from staffing additions in commercial banking, wealth, commercial card and IT departments. Full-time equivalent employees totaled 4,769 and 4,745 at March 31, 2015 and 2014, respectively.

Compared to the 1st quarter of last year, supplies and communications costs declined by $118 thousand, while legal and loan collection fees declined by $597 thousand. Occupancy and credit card data processing costs also declined. Other data processing costs grew by $554 thousand, or 5.7%, mainly due to higher software license costs. Other non-interest expense in the 1st quarter of 2014 included a litigation provision of $1.5 million and write-downs of $720 thousand on certain surplus branch properties that did not re-occur in the current quarter. Costs related to low income housing investments, which totaled $497 thousand in the current quarter, were reclassified to income tax expense in accordance with newly adopted accounting standards. All prior quarters have been revised to reflect this reclassification.

Income Taxes
The effective tax rate for the Company was 31.8% in the current quarter compared to 32.0% in the previous quarter and 31.8% in the 1st quarter of 2014.

Credit Quality
Net loan charge-offs in the 1st quarter of 2015 amounted to $7.4 million, compared with $9.7 million both in the prior quarter and in the 1st quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .26% in the current quarter compared to .34% in the previous quarter.

In the 1st quarter of 2015, annualized net loan charge-offs on average consumer credit card loans were 3.44%, compared with 3.18% in the previous quarter and 3.45% in the same period last year. Consumer loan net charge-offs in the quarter were .41% of average consumer loans, compared to .60% in the previous quarter and .66% in the same quarter last year. The provision for loan losses in the current quarter totaled $4.4 million, a slight decrease from the previous quarter and was $5.2 million lower than in the same period last year. The current quarter provision for loan losses was $3.0 million lower than net loan charge-offs. At March 31, 2015, the allowance was 1.31% of total loans and was 429% of total non-accrual loans.

At March 31, 2015, total non-performing assets amounted to $40.8 million, a decrease of $5.5 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($35.8 million) and foreclosed real estate ($5.0 million). At March 31, 2015, the balance of non-accrual loans, which represented .31% of loans outstanding, included business real estate loans of $15.0 million, business loans of $10.0 million, personal real estate loans of $6.3 million, and construction and land loans of $4.5 million. Loans more than 90 days past due and still accruing interest totaled $12.2 million at March 31, 2015.

Other
During the 1st quarter, the Company paid a cash dividend of $.225 per common share, representing an increase of 5% over the rate paid in 2014. Additionally, the Company paid a cash dividend of $2.3 million on its preferred stock, issued in June 2014. During the current quarter, the Company purchased a minimal number of treasury shares related to its equity compensation plans.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.